WHY USA
                             NORTH AMERICA, INC.

                       REAL ESTATE FRANCHISE AGREEMENT
                      ---------------------------------


                              Table of Contents
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Section                                                                   Page
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       RECITALS ............................................................1
1.     GRANT OF A FRANCHISE ................................................1
2.     TERM OF FRANCHISE; RENEWAL OPTIONS ..................................2
3.     FRANCHISEE'S TRADE NAME .............................................2
4.     LOCATION AND OPENING.................................................2
5.     OBLIGATIONS OF WHY USA ..............................................3
6.     FEES PAID BY FRANCHISEE..............................................4
7.     OTHER OBLIGATIONS OF FRANCHISEE .....................................5
8.     TRADE SECRETS AND CONFIDENTIALITY....................................7
9.     REPRESENTATIONS BY FRANCHISEE .......................................7
10.    TERMINATION OF AGREEMENT.............................................8
11.    COVENANT NOT TO COMPETE ............................................10
12.    SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSTION BY FRANCHISEE........10
13.    SALE, ASSIGNMENT OR TRANSFER OF THIS AGREEMENT BY WHY USA ..........12
14.    COVENANTS FROM INDIVIDUALS..........................................12
15.    INTEGRATION / MODIFICATION .........................................12
16.    WAIVER..............................................................12
17     DISPUTE RESOLUTION..................................................13
18.    SEVERABILITY .......................................................14
19     NOTICES.............................................................14
20.    SURVIVAL OF OBLIGATIONS.............................................14
21.    INFORMATION.........................................................14
22.    INDEPENDENT CONTRACTOR AND INDEMNIFICATION..........................14
23.    ELECTIVE PROVISIONS.................................................15
24.    APPROVAL AND GAURANTEE OF SHAREHOLDERS, MEMBERS OR PARTNERS.........16



                       REAL ESTATE FRANCHISE AGREEMENT


THIS REAL ESTATE FRANCHISE AGREEMENT ("Agreement") is made and entered into by and between WHY USA NORTH AMERICA, INC., a Wisconsin corporation ("WHY USA"), having its principal offices at 2110 US Highway 12, Menomonie, Wisconsin 54751, and that party designated as "Franchisee" in Section 23.1 herein. WHY USA and Franchisee are collectively referred to as the "Parties."

                                  RECITALS:

A.  THE WHY USA SYSTEM

WHY USA has developed a unique and proprietary plan of operation to assist independent real estate brokers and their sales agents in the listing, marketing, advertising, sale, leasing, and/or exchange of residential real property, as the plan may be revised periodically ("System"). The System consists of listing, selling, marketing and management techniques developed by WHY USA, supported by assistance that includes an ongoing sequence of training programs and a variety of copyrighted marketing and educational materials.

The System involves use of the "WHY USA" name and service marks. Franchisees may also participate in joint marketing and educational programs and receive access to newly developed WHY USA promotional and training materials. References to "Franchisee" hereinafter will be deemed to include the Franchisee and its franchised business operation.

WHY USA does not set or dictate fees or commissions charged by Franchisee. Such fees are set by each Franchisee individually.

B.  THE TRADEMARKS

WHY USA has the right to license use of the trade name and service mark "WHY USA." The mark was registered by the U.S. Patent and Trademark Office on February 14, 1989, registration number 1,524,821. WHY USA owns rights to other marks, names, and logos which are or may be used in the operation of the System. These marks, names, and logos may be added to, discontinued or changed from time to time by WHY USA. Additionally, WHY USA may obtain other marks, names and logos which may be used in the operation of the System. All such marks, names, and logos will hereafter be referred to as the "Trademarks."

                                 AGREEMENTS:

1.  GRANT OF A FRANCHISE

In consideration of Franchisee's payment of the Initial Franchise Fee and the promises contained in this Agreement, WHY USA hereby grants to Franchisee and Franchisee accepts, a nonexclusive license to use the WHY USA System, Trademarks and copyrighted materials pursuant to the terms of this Agreement.

2.  TERM OF FRANCHISE; RENEWAL OPTIONS

2.1 Initial Term. The initial term of this Agreement will commence on the date it is executed by WHY USA and expire three years thereafter, unless terminated earlier as provided herein.

2.2 Renewal Option and Manner of Exercise. Franchisee may renew this Agreement for three (3) additional consecutive three year terms, provided that prior to the commencement of any renewal term, Franchisee has fulfilled the following preconditions: (i) Franchisee has fully complied with its obligations under this Agreement throughout the then-current term; (ii) Franchisee gives WHY USA written notice of its decision to renew no earlier than six (6) months and no later than thirty (30) days prior to expiration; and (iii) Franchisee executes a general release in the form prescribed by WHY USA releasing any and all claims against WHY USA and its officers, directors, employees, agents, and affiliates. Upon renewal, Franchisee agrees, at WHY USA's request, to execute a Real Estate Franchise Agreement in the same form as WHY USA is, at the time of such renewal, offering to new franchisees or franchisees who are likewise renewing their Franchise, except that the number of renewal terms remaining shall be reduced by one at each renewal, so that, in the aggregate, the maximum length of any franchise relationship shall be 12 years (one initial and three renewal terms). The revised Real Estate Franchise Agreement may contain terms different from those contained in this Agreement, except that no Initial Franchise Fee or Renewal Fee will be payable. WHY USA may, at its option, require Franchisee to execute a Renewal Agreement instead of a new Franchise Agreement.

3.  FRANCHISEE'S TRADE NAME

Franchisee will operate the Real Estate Franchise only under a trade name approved in writing by WHY USA. Franchisee agrees that during and after the term of this Agreement, it will not use the words "WHY" or "USA" in the corporate or trade name of any real estate entity in which Franchisee is involved.

4.  LOCATION AND OPENING

4.1 Office Location. Franchisee is entitled to operate one WHY USA Office within Franchisee's Protected Area at a location approved by WHY USA. WHY USA has the right to disapprove an office location if, in WHY USA's reasonable judgment, the location is not suitable for a WHY USA real estate office.

4.2  Protected Area.  Franchisee receives a Protected Area as specified in
Section 23.4 of this Agreement. The grant of a Protected Area prohibits WHY USA or a WHY USA affiliate from opening, or granting another franchisee the right to open, an office location within that Protected Area for the listing, marketing, advertising, sale, leasing, and/or exchange of residential real property under the System and using the name "WHY USA." Except as provided in the previous sentence, all WHY USA offices, regardless of whether they are franchised or WHY USA or WHY USA-affiliate owned, may engage in the listing, marketing, advertising, sale, leasing, and/or exchange of residential real property anywhere permitted by law, as well as any other activities within and outside of the Protected Area using the System and/or the WHY USA name.

4.3 Opening. Franchisee agrees to open its WHY USA Office within one hundred twenty (120) days from the date of this Agreement.

5.  OBLIGATIONS OF WHY USA

In addition to its other obligations set forth in this agreement, WHY USA agrees as follows:

5.1 Manual. WHY USA will provide Franchisee with the use of a confidential operations/ procedures manual ("Manual"), agent training video/audio tapes, and sample marketing materials.

     5.1.1 WHY USA reserves the right to modify the quantity and content of the Manual and other training materials and tapes from time to time. All training manuals, tapes and related materials shall remain the property of WHY USA and shall be promptly returned to WHY USA upon termination of this Agreement.

5.2 Franchise System Training. WHY USA will provide Franchisee with an Initial Training Library of videotapes or audio tapes and manuals and supervise Franchisee's progress with respect to the comprehension and application of the material presented therein. WHY USA also shall provide an Initial Franchise Training Seminar of 1-2 days at a location selected by WHY USA. WHY USA does not charge for providing training but Franchisee pays travel, lodging and incidental expenses to attend. Training includes detailed instruction on the operation of a WHY USA Franchise. Franchisee or Franchisee's manager is required to attend this Training Program within one hundred twenty (120) days from the date of this Agreement. If Franchisee's manager changes during the term of this Agreement, the new manager is required to attend the Training Program prior to becoming the manager.

5.3 Other Materials. WHY USA may, but is not required, to provide new and/or supplemental marketing, educational and advertising materials to Franchisee from time to time during the term of this Agreement.

5.4 Other Assistance. WHY USA shall provide such initial and continuing advisory assistance to Franchisee as WHY USA, in its sole and absolute discretion, shall deem advisable.

5.5 Advertising Funds. WHY USA shall have the right to establish and operate a national and/or one or more regional advertising funds and to require Franchisee to contribute to such funds. The purpose of any national and/or regional fund shall be to promote the System and the WHY USA offices. Any such fund(s) shall operate in accordance with rules and procedures specified by WHY USA in its Manual or otherwise in writing, provided, however, that (i) aggregate monthly contributions shall not be less than $50 or more than 10% of Franchisee's transaction fees for the month; and (ii) any WHY USA office owned or operated by WHY USA shall contribute to the fund(s) on the same basis as franchisees.

5.6 Delegation of Obligations. Franchisee acknowledges and agrees that any duty or obligation imposed on WHY USA may be performed by any designee of WHY USA, as WHY USA may direct.

6.  FEES PAID BY FRANCHISEE

6.1 Initial Franchise Fee. Franchisee agrees to pay a nonrefundable Initial Franchise Fee as indicated in Section 23.2.

6.2 Transaction Fees. Franchisee shall submit reporting forms and pay a non-refundable monthly transaction fee to WHY USA in an amount equal to $95 per transaction or 6% of the revenue received from each transaction, whichever is less; provided, however, that after the fourth full month following the date of this Agreement, the Franchisee shall be required to pay a monthly transaction fee to WHY USA in an amount of no less than $325. All payments required by this Section 6 shall be calculated on revenues received from transactions in the preceding month, and shall be submitted to WHY USA, together with any reports or statements required under this Agreement, on or before the tenth day of the subsequent month.

By way of example, on the tenth day of the second month after the date of this Agreement, the Franchisee will be required to pay transaction fees on transactions occurring during the first month. However, in the event these fees for the month do not equal $325, the Franchisee will not be required to pay any additional amount to WHY USA. By way of further example, if during the 4th month the Franchisee had transactions requiring the Franchisee to pay to WHY USA $600.00 on the tenth day of the fifth month, the Franchisee would not be required to pay the minimum monthly transaction fee of $325. However, if the Franchisee had transactions in such month requiring the Franchisee to only pay $200.00 to WHY USA, the Franchisee would be required to make an additional payment of $125.00 for such month to WHY USA and such payment would be due on the tenth day of the fifth month.

Any payment or report not actually received by WHY USA on or before such date shall be deemed overdue. WHY USA shall have the right to require that payments be made by means of electronic fund transfer, pre-authorized auto-draft, or such other means as WHY USA may specify. If any payment under this Agreement is overdue, Franchisee shall pay to WHY USA, immediately upon demand, in addition to the overdue amount, interest on such amount from the date it was due until paid, at the rate of 18% per annum, calculated monthly, or the maximum rate permitted by law, whichever is greater, plus a one-time late charge of $50.00. Entitlement to such interest shall be in addition to any other remedies WHY USA may have. Franchisee shall not be entitled to set-off any payments required to be made under this Section 6 against any monetary claim it may have against WHY USA. If Franchisee allows its account with WHY USA to fall in arrears in excess of 60 days, the Franchisee will remit the required transaction fees and reporting forms on a weekly basis until such time as WHY USA provides written approval to return to the monthly transaction fee payment schedule. A transaction is defined as including any of the following:

     (a)     a commission received upon any closing as listing agency;

     (b)     a commission received upon any closing as selling agency;

     (c)     a referral fee received;

     (d) a retainer or advance fee received from a prospective seller or buyer of real estate. If franchisee pays a transaction fee upon receipt of an advance fee, said amount may be deducted from the "final" transaction fee paid upon the closing of the related transaction;

     (e) Franchisee shall pay a 1.5% transaction fee on commissions received on the sale of all non-residential property.

6.3 Transfer Fee. Upon an approved transfer, Franchisee agrees to pay WHY USA a nonrefundable Transfer Fee of $2,500.

7.  OTHER OBLIGATIONS OF FRANCHISEE

7.1 Start-up Obligations. Prior to commencing business and utilizing the WHY USA Trademarks or the System, Franchisee must complete the Initial Franchise Training Seminar and thoroughly study the manuals and video training tapes to the reasonable satisfaction of WHY USA.

7.2  Continuing Obligations.  Franchisee, at its expense, agrees to:

     7.2.1 Operate the Franchise continuously in accordance with reasonable standards of WHY USA as may be modified from time to time and in accordance with all applicable laws;

     7.2.2 Assist WHY USA in the protection of its Trademarks and implement substitute marks or changes to the marks at Franchisee's expense within a reasonable period (not to exceed one year);

     7.2.3 Include the WHY USA logo, $990 Sells Homes logo and the slogan "INDEPENDENTLY OWNED AND OPERATED" on promotional materials, including signs, billboards, Internet sites, and other materials used to promote the franchised business;

     7.2.4 At its expense, purchase or lease, and thereafter maintain, computer hardware, software, dedicated telephone and power lines, modem(s), printer(s), and other computer-related accessories or peripheral equipment specified by WHY USA. Franchisee's computer system must have and maintain Internet access capability. WHY USA will have the unlimited right to access, retrieve, and use all data and information from Franchisee's computer system relating to the parties' rights and obligations under this Agreement. Franchisee must keep its computer system in good repair, and at its expense, must promptly install additions, changes, modifications, substitutions, and/or replacements to the computer hardware, software, telephone and power lines, and other computer-related facilities, as requested by WHY USA; provided, however, that Franchisee shall not be required to spend more than $2,500 on hardware and software modifications during the term of this Agreement. Franchisee shall not create or maintain any "Web page" or other similar Internet presence in connection with the WHY USA business contemplated herein without WHY USA's prior written consent as to use and content and if Franchisee creates such a Web page, upon termination or expiration of the franchise, Franchisee will transfer the domain name to WHY USA;

     7.2.5 Act as or designate and maintain a licensed real estate broker or as the manager of the franchised business;

     7.2.6 Make an independent determination that any marketing, advertising or other materials provided by WHY USA to Franchisee comply with applicable laws, rules and regulations before utilizing same;

     7.2.7 Maintain and report listings sold, sales and financial information as reasonably prescribed by WHY USA;

     7.2.8 Permit WHY USA to inspect Franchisee's business premises and business records upon reasonable notice. WHY USA shall also have the right to audit Franchisee's books and records for the purpose of determining amounts due WHY USA under this Agreement. Franchisee shall pay costs of the audit if the audit establishes a 3% or more underpayment of fees due;

     7.2.9 Secure and maintain at its expense, comprehensive public liability insurance, covering all actions which are subject to Franchisee's indemnification obligation set forth in Section
               22.4 of this Agreement. Coverage will be in the minimum amount of $500,000 bodily injury liability and $100,000 property damage liability. WHY USA shall be designated as an additional named insured. In addition, Franchisee shall furnish WHY USA with all Certificates of Insurance evidencing the proper types and minimum amounts of required coverage. All Certificates shall expressly provide that no less than 30 days' prior written notice shall be given to WHY USA in the event of material alteration to or cancellation or non-renewal of the coverages evidenced by such Certificates. Certificates shall name WHY USA as an additional insured, and shall expressly provide that any interest of WHY USA shall not be affected by any breach by Franchisee of any policy provisions for which such Certificates evidence coverage;

     7.2.10 WHY USA shall have the right to appoint approved suppliers and/or establish minimum specifications for suppliers, materials and services used by WHY USA offices. Franchisee's purchases shall be in accordance with any approved suppliers or minimum specifications;

     7.2.11 During each year of the term of this Agreement, attend at least one training session held at the WHY USA National Office or attend the yearly WHY USA National Conference.

8.  TRADE SECRETS AND CONFIDENTIALITY

8.1 Proprietary Nature of System. Franchisee acknowledges that WHY USA has expended considerable time and monies in the development and refinement of a unique, proprietary and confidential System.

8.2 Confidentiality. Franchisee acknowledges that all information delivered to Franchisee by WHY USA, except information specifically designed to be promoted to the public, constitutes proprietary and confidential information and Franchisee agrees not to disclose such information except as authorized by WHY USA.

8.3 Property of WHY USA. Franchisee acknowledges that the Trademarks, System, and other information or property provided to Franchisee by WHY USA are the exclusive property of WHY USA and that Franchisee acquires no interest therein, except for Franchisee's right to use same in the manner prescribed by WHY USA. Franchisee agrees to use the marks, copyrighted materials and WHY USA System, only as set forth in this Agreement and the Manual as it may be updated and modified from time to time. Franchisee further agrees that it will not contest WHY USA's ownership, title, right or interest in and to the Trademarks, nor WHY USA's right to register, use or license others to use the Trademarks, nor do anything which would jeopardize or diminish WHY USA's right to or the value of the Trademarks.

9.  REPRESENTATIONS BY FRANCHISEE

Franchisee represents to WHY USA that the following statements are accurate:

9.1 Disclosure. Franchisee received a copy of the WHY USA Franchise Offering Circular and all attachments thereto, including this Agreement, at the earlier of: (1) the first personal meeting between Franchisee and any representative of WHY USA; (2) ten business days before the signing of any Franchise or related agreement, including this Agreement; and (3) ten business days before payment of any consideration in connection with the sale of the Franchise. Franchisee received a copy of this Agreement, containing all material terms and any amendments thereto, at least five business days prior to signing the same.

9.2 Earnings. Franchisee acknowledges that neither WHY USA nor anyone of its employees or agents has made any representations or statements regarding the past, current or projected revenue, profits or expected earnings of Franchisee's WHY USA business or any other WHY USA-owned or franchised business. Franchisee acknowledges that the success of the franchise is dependent upon the personal efforts of Franchisee and market forces, and that WHY USA has no control over these factors.

10.  TERMINATION OF AGREEMENT

This Agreement and the Franchise, in addition to being terminated by expiration of the term, may be terminated only as follows:

10.1  Mutual Consent.  Upon the mutual written consent of the Parties.

10.2 Termination After Fifteen (15) Days Notice. WHY USA may suspend ongoing services and/or terminate this Agreement fifteen (15) days after written notice to Franchisee specifying Franchisee's default of any material provision(s) of this Agreement, if one or more of those defaults remain uncured at the end of the fifteen day period. Among the acts constituting a default of a material provision is the failure to make any payment due under this Agreement or any ancillary agreement (such as, for example, a Promissory
Note) at the time such payment is due.

10.3 Immediate Termination. WHY USA may terminate this Agreement and the Franchise immediately upon receipt by Franchisee of written notice from WHY USA, and without any opportunity to cure, without refund of any Fees, and without being deemed to have elected its remedies for any of the following reasons:

     (a) Franchisee becomes insolvent or makes a general assignment for the benefit of creditors, or a petition in bankruptcy is filed by Franchisee or such a petition is filed against and not opposed by Franchisee;

     (b) Franchisee or any shareholder, member, or partner is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that WHY USA believes is reasonably likely to have an adverse effect on the System or the Trademarks; or engages in any other activity which, in WHY USA's reasonable judgment, is morally offensive to community standards;

     (c) Franchisee has made any material misrepresentation or omission to WHY USA prior to the execution of this Agreement;

     (d)     Franchisee breaches any provision of the Covenant Not to Compete,
             Section 11, or the Confidentiality provision, Section 8.2;

     (e) Franchisee commits three defaults within an 18 month period for which WHY USA sends a Notice of Termination pursuant to Section 10.2, whether or not cured after notice;

     (f) Franchisee abandons or closes the business for a period of seven consecutive days without WHY USA's prior written consent;

     (g) Franchisee loses any license required with respect to the operation of a residential real estate brokerage business;

     (h) Franchisee understates any payment to WHY USA by ten percent or more, or understates any such payment in any amount, twice in any two-year period;

     (i) Any purported transfer is made to any third party without WHY USA's prior written consent or opportunity to exercise its right of first refusal, contrary to the terms of Section 12 hereof; or

     (j) Franchisee fails to deliver to WHY USA the executed covenants required under Section 14.

10.4 Procedures After Expiration or Termination. Upon expiration or termination of this Agreement, the Franchise granted herein will automatically terminate and revert back to WHY USA and Franchisee will cease to be a Franchisee of WHY USA. All money owed by Franchisee to WHY USA or its designees, including Fees and the balance of promissory notes, if any, shall become immediately due and payable and Franchisee will at its own cost and expense:

     (a) Discontinue use of the System, the Trademarks and similar names or marks indicating that Franchisee is or was a Franchisee.


     (b) Return to WHY USA all training and education materials, customer lists, manuals, forms, brochures or any other information on hand which contain WHY USA's Trademarks or which are part of the System, assign Franchisee's domain name to WHY USA if the domain name contains either the word "WHY" or the word "USA," or any similar derivative or variation and immediately delete and disconnect any Web-sites whose creation and presence may have been permitted under Section 7.2.4, as well as any e-mail addresses using any WHY USA trademarks.

     (c) Promptly pay all sums owing from Franchisee to WHY USA or its designees.

     (d) Maintain books and records required by WHY USA pursuant to this Agreement for a period of one (1) year and allow WHY USA to inspect and audit such books and records upon reasonable notice during such period for the purposes of verifying amounts payable to WHY USA by Franchisee.

     (e) Abide by all provisions of the Covenant Not to Compete, Trade Secrets and Confidentiality Sections of this Agreement and by all other terms which survive the termination or expiration hereof.

     (f) Immediately take such actions as may be required to cancel all assumed names or equivalent registrations relating to the use of any name or Trademarks.

     (g) Comply with all obligations to clients under existing listing agreements.

10.5 Limited Power of Attorney. Franchisee irrevocably appoints WHY USA as its attorney-in-fact, to take all actions necessary to cause Franchisee to cease using Trademarks.

10.6 Injunctive Relief. WHY USA shall have the right to seek injunctive relief to obtain the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement relating to Franchisee's (i) use of the Trademarks; (ii) alleged, actual, or threatened violations of Section 8, 11, or 12; or (iii) any acts or omissions by Franchisee or its employees or agents that constitute a violation of any applicable law, are dishonest or misleading to Franchisee's clients or to the public, or which may impair the goodwill associated with the Trademarks or System. Franchisee agrees to pay all costs and reasonable attorneys' fees incurred by WHY USA in obtaining injunctive relief.

11.  COVENANT NOT TO COMPETE

During the term of this Agreement, Franchisee shall not, without the prior written consent of WHY USA, directly or indirectly have any legal or financial interest in or association with, or provide any assistance to, any other business which lists, markets, advertises, sells, leases, and/or exchanges residential real estate. For the one-year period following the termination or expiration of this Agreement, Franchisee shall not, without the prior written consent of WHY USA, directly or indirectly have any legal or financial interest in or association with, or provide any assistance to, any other business which lists, markets, advertises, sells, leases, and/or exchanges residential real estate and which has an office located (i) within the Protected Area; or (ii) within a radius of 30 miles of any WHY USA office (franchised or company or affiliate-owned) open at the time of the termination or expiration of this Agreement.

12.  SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION BY FRANCHISEE

     (a) No individual Franchisee, or partner, shareholder or member of a Franchisee, without the prior written consent of WHY USA, by operation of law or otherwise, shall sell, assign, transfer, convey, give away, or encumber to any person, firm or corporation, its interest in this Agreement or its interest in the Franchise granted hereby or its interest in any proprietorship, partnership, limited liability company, or corporation which owns any interest in the Franchise. Any purported assignment not having the necessary consent shall be null and void and shall constitute a material default hereunder. Further, and in any event, the franchised business may not be transferred or assigned separate from this Agreement.

     (b) WHY USA shall not unreasonably withhold its consent to any assignment of one-half (1/2) or less of the beneficial interest in the Franchise or the franchised business, provided such transfer is not part of a series of transfers intended to evade this provision, and further provided:

             (i) The transferee shall enter into a written agreement with WHY USA, in a form satisfactory to WHY USA, assuming and/or guaranteeing all of the Franchisee's obligations hereunder;

             (ii) Any defaults under this Agreement on the part of the Franchisee have been remedied; and

             (iii) Such other reasonable conditions as may be required by WHY USA in connection with the transaction or assignment have been satisfied.

     (c) If an assignment, alone or together with other previous, simultaneous or proposed transfers, would have the effect of transferring more than one-half (1/2) of the beneficial interest in the Franchise or the franchised business, WHY USA shall provide its consent to the assignment only if all of the following conditions and requirements shall first be satisfied:

              (i) The transferee shall be of good moral character and reputation and shall have a good credit rating, financial capabilities and competent business qualifications reasonably acceptable to WHY USA. The Franchisee shall provide WHY USA with the information it may reasonably require to make a determination concerning the proposed transferee;

              (ii) The transferee, including all shareholders, members or partners of the transferee, shall jointly and severally execute a written assignment, in a form satisfactory to WHY USA, assuming all of the Franchisee's obligations under this Agreement;

              (iii) The Franchisee shall have fully paid and satisfied all of the Franchisee's obligations to WHY USA and its affiliates and the Franchisee shall fully pay to WHY USA a transfer fee equal to Two Thousand Five Hundred Dollars ($2,500);

              (iv) If the transferee is a corporation, limited liability company, or partnership, all the shareholders, members, or partners of the transferee shall enter into a written agreement, in a form satisfactory to WHY USA, jointly and severally guaranteeing the full payment and performance of the transferee's obligations to WHY USA and agreeing to be personally bound by all covenants and restrictions imposed upon the transferee under the terms of this Agreement;

              (v) The transferee must satisfactorily complete WHY USA's initial training seminar before the transferee may assume responsibility for the operation of the franchised business;

              (vi) Franchisee executes a general release in the form prescribed by WHY USA against any and all claims against WHY USA and its officers, directors, employees, agents, and affiliates;

              (vii) The transferee signs WHY USA's then-current form of Franchise Agreement and assumes all obligations of Franchisee;

              (viii) Franchisee is not in default of any obligation under this Agreement; and

              (ix) The transferee meets WHY USA's criteria for new franchisees.

In addition, the Franchisee specifically consents to WHY USA releasing to any proposed transferee any information concerning the franchised business which the Franchisee has reported to WHY USA.

13.  SALE, ASSIGNMENT OR TRANSFER OF THIS AGREEMENT BY WHY USA

WHY USA shall have the right to transfer or assign all or any part of its rights or obligations under this Agreement to any person or legal entity.
With respect to any assignment which results in the subsequent performance by the assignee of all of WHY USA's obligations under this Agreement, the assignee shall expressly assume and agree to perform such obligations, and shall become solely responsible for all obligations of WHY USA under this Agreement from the date of assignment. In addition, and without limitation to the foregoing, Franchisee expressly affirms and agrees that WHY USA may sell its assets, its Trademarks, or its System; may sell its securities in a public offering or in a private placement; may merge, acquire other corporations, or be acquired by another corporation; and may undertake a refinancing, recapitalization, leveraged buy-out, or other economic or financial restructuring.

14.     COVENANTS FROM INDIVIDUAL

Franchisee shall obtain and furnish to WHY USA executed covenants from all officers and directors; and any employee, sales agent, or other individual associated with Franchisee who may have access to any confidential information regarding the WHY USA business, that such individuals shall comply with and be personally bound by the covenants applicable to Franchisee concerning confidentiality and non-competition, as set forth in Sections 8.2 and 11. Every covenant required by this Section 14 shall be on a form provided by WHY USA, which form shall, among other things, designate WHY USA as a third party beneficiary of such covenants with the independent right to enforce them.

15.  INTEGRATION/MODIFICATION

This Agreement shall constitute the entire agreement between the Parties, supersede any prior understandings and may not be modified or amended other than by mutual written agreement of the Parties. In the event of a conflict between provisions in this Agreement and the Offering Circular, the terms of this Agreement shall prevail.

16.  WAIVER

No delay, waiver, omission, or forbearance on the part of WHY USA to exercise any right, option, duty, or power arising out of any breach or default by Franchisee, or by any other franchisee, of any of the terms, provisions, or covenants thereof, and no custom or practice by the parties at variance with the terms hereof, shall constitute a waiver by WHY USA to enforce any such right, option, or power as against Franchisee, or as to a subsequent breach or default by Franchisee. Subsequent acceptance by WHY USA of any payments due to it hereunder shall not be deemed to be a waiver by WHY USA of any preceding or succeeding breach by Franchisee of any terms, covenants, or conditions of this Agreement.

17.  DISPUTE RESOLUTION

17.1 Choice of Law and Venue. This Agreement takes effect upon its acceptance and execution by WHY USA in Wisconsin, and any claim or controversy arising out of or related to this Agreement, or the making, performance, breach, interpretation, or termination thereof, except to the extent governed by the United States Trademark Act of 1946, shall be interpreted and construed under the laws of Wisconsin. In the event of any conflict of law, the laws of Wisconsin shall prevail, without regard to the application of Wisconsin conflict-of-law rules. If, however, any provision of this Agreement would not be enforceable under the laws of Wisconsin, and if the Protected Area is located outside of Wisconsin and such provision would be enforceable under the laws of the state in which the Protected Area is located, then such provision shall be interpreted and construed under the laws of that state. Nothing in this Section 17.1 is intended by the parties to subject the Agreement to any franchise or similar law, rule, or regulation of Wisconsin to which it would not otherwise be subject. Any judicial action not subject to arbitration pursuant to Section 17.2 shall be brought (if by Franchisee) and may be brought (if by WHY USA) in the federal district court covering the location where WHY USA has its principal place of business at the time the action is commenced, except that if the federal district court lacks subject matter jurisdiction, then the action shall be brought in the state court covering such location.

17.2 Arbitration. Except for any actions brought with respect to: (i) ownership or use of the Trademarks; (ii) issues concerning the alleged violations of federal or state antitrust laws; or (iii) securing injunctive relief or specific performance, any claim or controversy arising out of or related to this Agreement, or the making, performance, breach, interpretation, or termination thereof, shall be finally settled by arbitration pursuant to the then-prevailing Commercial Arbitration Rules of the American Arbitration Association or any successor thereto, by one arbitrator appointed in accordance with such rules. Any award of the arbitrator shall be in writing, shall state the reasons for the award (including any findings of fact and conclusions of law) and shall explain the manner in which any awarded damages are calculated. The arbitrator shall not have the power to award damages in excess of actual damages, such as punitive damages, except as may be authorized by federal law. Each party shall pay for its own costs and expenses, including reasonable attorneys' fees and accounting fees, and shall share equally in any costs imposed by the arbitrator and/or the American Arbitration Association. All arbitration proceedings shall take place in Dunn County, Wisconsin. The arbitration award shall be binding upon the parties and may be entered and enforced in any court of competent jurisdiction. Any arbitration proceeding shall be limited to controversies between WHY USA and Franchisee and shall not be expanded to include any other franchisee as a party, or include the adjudication of class action claims.

17.3 Limitations on Action. Any and all disputes or claims arising out of or relating to this Agreement, the relationship of Franchisee and WHY USA, or Franchisee's operation of the WHY USA office, brought by any Party against the other, shall be commenced within two years from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred. WHY USA and Franchisee hereby waive to the fullest extent permitted by law any right to or claim of any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each shall be limited to the recovery of any actual damages sustained by it.

18.  SEVERABILITY

In the event all or part of any provision of this Agreement is declared invalid or unenforceable, said provision or part thereof will be deemed modified to the extent necessary to make it valid and enforceable, or if it cannot be so modified, then severed. The remainder of the Agreement will continue in full force and effect, provided, however, that if any part of this Agreement relating to payments to WHY USA is declared unenforceable or invalid, then WHY USA may terminate this Agreement upon written notice to Franchisee.

19.  NOTICES

Any and all notices furnished pursuant to this Agreement shall be in writing and shall be personally delivered, sent by telecopier, or dispatched by overnight delivery envelope to the respective parties at the addresses set forth in Section 23.5 of this Agreement, unless and until a different address has been designated by written notice to the other Party. Notices shall be deemed to have been received as follows: by personal delivery or telecopier -- at time of delivery; by overnight delivery service -- on the first business day following the date on which the Notice was given to the overnight delivery service. Notices furnished by telecopier shall be confirmed by overnight delivery service.

20.  SURVIVAL OF OBLIGATIONS

Any provision or covenant of this Agreement which expressly or by its nature imposes obligations beyond the expiration or termination of this Agreement shall survive such expiration or termination.

21.  INFORMATION

Franchisee agrees that information provided by and data, suggestions, forms, sales tools, etc., developed by Franchisee may be used, reprinted and published by WHY USA without compensation to Franchisee.

22.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION

22.1 It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Franchisee shall be an independent contractor; and, that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

22.2 At all times during the term of this Agreement and any extensions hereof, Franchisee shall hold itself out to the public as an independent contractor operating the business pursuant to a franchise from WHY USA. Franchisee agrees to take such action as may be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place at the Office Location, the content of which WHY USA reserves the right to specify.

22.3 It is understood and agreed that nothing in this Agreement authorizes Franchisee to make any contract, agreement, warranty, or representation on WHY USA's behalf, or to incur any debt or other obligation in WHY USA's name; and that WHY USA shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall WHY USA be liable by reason of any act or omission of Franchisee in its conduct of WHY USA's real estate franchise or for any claim or judgment arising therefrom against Franchisee or WHY USA.

22.4 Franchisee shall indemnify and hold WHY USA, WHY USA's owners and affiliates, and their respective officers, directors, employees, and agents harmless against any and all claims arising directly or indirectly from, as a result of, or in connection with Franchisee's operation of its WHY USA real estate franchise, as well as the costs, including attorneys' fees, of defending against them.

23.  ELECTIVE PROVISIONS

23.1  Franchisee's Legal Name:

Franchisee is an individual(   ), a partnership(   ),  a corporation(    ),
a limited liability company (    ).

Mailing Address:_____________________________________________________________

_____________________________________________________________________________


Home Address :_______________________________________________________________

_____________________________________________________________________________


Home Phone Number:______________________________________

SHAREHOLDERS/MEMBERS/PARTNERS
                                        NUMBER OF          PERCENT
NAME          ADDRESS                   SHARES             INTEREST
----         -----------               -----------         -----------

______________________________________________________________________________

______________________________________________________________________________


23.2  Initial Franchise Fee.

The Initial Franchise Fee shall be $14,990.

23.3  Other Provisions.

______________________________________________________________________________

______________________________________________________________________________


23.4  Protected Area.

The Protected Area set forth in Section 4.2 shall be the following geographic territory:

______________________________________________________________________________

______________________________________________________________________________



23.5  Addresses for Notices.

Notices to WHY USA:     WHY USA North America, Inc.
                        2110 US Highway 12
                        P.O. Box 497
                        Menomonie, Wisconsin  54751-0497



Notices to Franchisee: __________________________________

                       __________________________________

                       __________________________________




24.  APPROVAL AND GUARANTEE OF SHAREHOLDERS, MEMBERS OR PARTNERS

If Franchisee is a corporation, limited liability company, or partnership, all shareholders, members, or partners of the Franchisee (and their respective spouses) hereby guarantee the performance of Franchisee under this Agreement.

____________________________________
Guarantor Signature (Personally)          Interest in Franchisee:____________


____________________________________
Guarantor (Spouse Personally)


____________________________________
Guarantor Signature (Personally)          Interest in Franchisee:____________


____________________________________
Guarantor (Spouse Personally)


IN WITNESS WHEREOF, the Parties have executed this Real Estate Franchise Agreement.


WHY USA NORTH AMERICA, INC.          FRANCHISEE


By:____________________________      By:_________________________________
     David O. Thomas

Its: President                       Its: _______________________________


Date:__________________________      Date:_______________________________